Exhibit 5.1

Harney Westwood & Riegels

4th Floor, Harbour Place

103 South Church Street, PO Box 10240

Grand Cayman KY1-1002, Cayman Islands

Tel: +1 345 949 8599

Fax: +1 345 949 4451

17 April 2023

Daniella.skotnicki@harneys.com

+1 345 815 2979

Alchemy Investments Acquisition Corp 1

4th Floor, Harbour Place

P.O. Box 10240

Grand Cayman

KY1-1002

Cayman Islands

Dear Sir or Madam,

ALCHEMY INVESTMENTS ACQUISITION CORP 1 (the Company)

We are attorneys-at-law qualified to practise in the Cayman Islands and have been asked to provide this legal opinion to you with regard to the laws of the Cayman Islands in connection with the Company's registration statement on Form S-1, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933, as amended (the Act) (including its exhibits, the Registration Statement) for the purposes of, registering with the Commission under the Act, the offering and sale to the public of:

(a)	up to 11,500,000 units (including 1,500,000 units, which the several underwriters (Underwriters), for whom Cantor Fitzgerald & Co is acting as representative (Representative), will have a 45-day option to purchase from the Company to cover over-allotments, if any) (Units) at an offering price of US$10 per Unit, each Unit consisting of:

	(i)	one Class A ordinary share of a par value of US$0.0001 of the Company (Class A Ordinary Shares); and

	(ii)	one-half of one redeemable warrant, each whole warrant exercisable to purchase one Class A Ordinary Share at a price of US$11.50 per Class A Ordinary Share (Warrants).

(b)	all Class A Ordinary Shares and Warrants issued as part of the Units; and

(c)	all Class A Ordinary Shares that may be issued upon exercise of the Warrants included in the Units.

Capitalised terms defined in the Registration Statement shall have the same meanings when used in this opinion.

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For the purposes of giving this opinion, we have examined the documents listed in Schedule 1. We have not examined any other documents, official or corporate records or external or internal registers and have not undertaken or been instructed to undertake any further enquiry or due diligence in relation to the transaction which is the subject of this opinion.

In giving this opinion we have relied upon the assumptions set out in Schedule 2 which we have not verified.

Based solely upon the foregoing examinations and assumptions and having regard to legal considerations which we deem relevant, and subject to the qualifications set out in Schedule 3, we are of the opinion that under the laws of the Cayman Islands:

1	the Company is an exempted company duly incorporated with limited liability, and is validly existing and in good standing under the laws of the Cayman Islands, with power and authority (corporate and other) to own its properties and conduct its business as described in the Registration Statement. It is a separate legal entity and is subject to suit in its own name.

2	The Class A Ordinary Shares to be offered and issued by the Company as contemplated by the Registration Statement (including the issuance of Class A Ordinary Shares upon the exercise of the Warrants in accordance with the Warrant Documents) have been duly authorised for issue, and when issued by the Company against payment in full of the consideration as set out in the Registration Statement and in accordance with the terms set out in the Registration Statement (including the issuance of Class A Ordinary Shares upon the exercise of the Warrants in accordance with the Warrant Documents), such Class A Ordinary Shares will be validly issued, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

3	The execution, delivery and performance of the Unit Certificate and the Warrant Documents have been authorised by and on behalf of the Company and, once the Unit Certificate and the Warrant Documents have been executed and delivered by any director or officer of the Company, the Unit Certificate and the Warrant Documents will be duly executed and delivered on behalf of the Company and will constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to our firm under the headings "Legal Matters", "Risk Factors", "Shareholders' Suits" and "Enforcement of Civil Liabilities" in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

This opinion letter is addressed to you and may be relied upon by you, your counsel and purchasers of Units pursuant to the Registration Statement. This opinion letter is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter

Yours faithfully

/s/ Harney Westwood & Riegels

Harney Westwood & Riegels

Schedule 1

List of Documents Examined

1	the Certificate of Incorporation dated 27 October 2021 issued by the Registrar of Companies;

2	the draft Amended and Restated Memorandum and Articles of Association of the Company (the Memorandum and Articles of Association);

3	a Certificate of Good Standing in respect of the Company dated 3 April 2023, issued by the Registrar of Companies;

4	a certificate from a director of the Company a copy of which is attached to this opinion letter;

5	the Register of Directors and Officers provided to us on 11 April 2023;

6	copies of the unanimous written resolutions of the board of directors of the Company dated 11 April 2023 (the Resolutions);

7	a draft of the form of the warrant agreement and the warrant certificate constituting the Warrants (the Warrant Documents);

8	a draft of the form of the unit certificate representing the Units (the Unit Certificate);

9	a draft of the underwriting agreement between the Representative and the Company (the Underwriting Agreement); and

10	the Registration Statement

(7-10 above are the Documents).

Schedule 2

Assumptions

1	The Documents have been or will be authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2	The Documents are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York (the Relevant Law) and all other relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

3	The Memorandum and Articles of Association will be adopted in the form provided to us.

4	The choice of the Relevant Law as the governing law of the Documents has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the Relevant Law and all other relevant laws (other than the laws of the Cayman Islands).

5	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

6	All signatures, initials and seals are genuine.

7	The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Documents.

8	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Units, the Warrants or the Class A Ordinary Shares.

9	There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Documents.

10	No monies paid to or for the account of any party under the Documents or any property received or disposed of by any party to the Documents in each case in connection with the Documents or the consummation of the transactions contemplated thereby represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Act (As Revised) and the Terrorism Act (As Revised), respectively).

11	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the Relevant Law.

12	The Company will receive money or money's worth in consideration for the issue of the Class A Ordinary Shares and none of the Class A Ordinary Shares were or will be issued for less than par value.

Schedule 3

Qualifications

1	The term "enforceable" as used above means that the obligations assumed by the Company under the Documents are of a type which the courts of the Cayman Islands will enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular::

(a)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to or affecting the rights of creditors;

(b)	enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)	where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction; and;

(d)	some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences.

2	To maintain the Company in good standing with the Registrar of Companies under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

3	Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands and for the purposes of the opinion given in paragraph 2, there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Class A Ordinary Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

4	Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion letter or otherwise with respect to the commercial terms of the transactions the subject of this opinion letter.

5	In this opinion letter, the phrase "non-assessable" means, with respect to shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil)..

Alchemy Investments Acquisition Corp 1

4th Floor, Harbour Place

P.O. Box 10240

Grand Cayman

KY1-1002

Cayman Islands

5 April 2023

Harney Westwood & Riegels

4th Floor, Harbour Place

103 South Church Street, PO Box 10240

Grand Cayman KY1-1002, Cayman Islands

Dear Sir or Madam,

ALCHEMY INVESTMENTS ACQUISITION CORP 1 (the Company)

I, the undersigned, being a director of the Company, am aware that you are being asked to provide an opinion letter (the Opinion) in relation to certain aspects of Cayman Islands law.

Unless otherwise defined herein, capitalised terms used in this certificate have the respective meanings given to them in the Opinion. I hereby certify that

1.	The Memorandum and Articles remain in full force and effect and are unamended.

2.	The Company has not entered into any mortgages or charges over its property or assets other than those entered in the register of mortgages and charges of the Company.

3.	Each of the Resolutions were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.

4.	The authorised share capital of the Company is US$50,000.00 divided into 479,000,000 Class A ordinary shares of a par value of US$0.0001 each, 20,000,000 Class B ordinary shares of a par value of US$0.0001 each and 1,000,000 Preference Shares of a par value of US$0.0001 each.

5.	The shareholders of the Company (the Shareholders) have not restricted the powers of the directors of the Company in any way.

6.	The directors of the Company at the date of the Resolutions and at the date of this certificate were and are as follows: Mattia Tomba, Vittorio Savoia, Pablo Terpolilli, Steven Marc Wasserman and Debbi Zoldan.

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7.	The minute book and corporate records of the Company as maintained at its registered office in the Cayman Islands and made available to you are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the Shareholders and directors (or any committee thereof) of the Company (duly convened in accordance with the Memorandum and Articles) and all resolutions passed at the meetings or passed by written resolution or consent, as the case may be.

8.	Prior to, at the time of, and immediately following the approval of the transactions contemplated by the Registration Statement, the Company was, or will be, able to pay its debts as they fell, or fall, due and has entered, or will enter, into the transactions contemplated by the Registration Statement for proper value and not with an intention to defraud or wilfully defeat an obligation owed to any creditor or with a view to giving a creditor a preference.

9.	Each director of the Company considers the transactions contemplated by the Registration Statement to be of commercial benefit to the Company and has acted in good faith in the best interests of the Company, and for a proper purpose of the Company, in relation to the transactions which are the subject of the Opinion.

10.	To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction. Nor have the directors or Shareholders taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company’s property or assets.

11.	To the best of my knowledge and belief, having made due inquiry, there are no circumstances or matters of fact existing which may properly form the basis for an application for an order for rectification of the register of members of the Company.

12.	The Registration Statement has been, or will be, authorised and duly executed and delivered by or on behalf of all relevant parties in accordance with all relevant laws.

13.	No invitation has been made or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Class A Ordinary Shares.

14.	The Class A Ordinary Shares to be issued pursuant to the Registration Statement have been, or will be, duly registered, and will continue to be registered, in the Company’s register of members (shareholders).

15.	The Company is not a central bank, monetary authority or other sovereign entity of any state and is not a subsidiary, direct or indirect, of any sovereign entity or state.

16.	There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Documents.

I confirm that you may continue to rely on this certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you in writing personally to the contrary

Signature: /s/ Mattia Tomba

Name: Mattia Tomba

Title: Co-CEO

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